Exhibit 10.2

BEACON ROOFING SUPPLY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN

The following is a description of the Beacon Roofing Supply, Inc. Executive Annual Incentive Plan:

The Beacon Roofing Supply, Inc. Executive Annual Incentive Plan (the “Plan”) provides for the payment of annual cash incentives to employees who are considered Executive Officers. The Plan is administered by the Compensation Committee of the Board of Directors, which has full authority to select participants, set incentive targets, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary incentives.

A target incentive amount is set for each Executive Officer based 60% on a Company-wide adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target, 20% on a Company-wide operating working capital as a percentage of net sales target (“Operating Working Capital”), and 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). AEBITDA means net income (loss), excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs, COVID-19 impacts and impact of tax reform. AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable.  The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements. The individual goals are set for each Executive Officer individually at the time the target incentive amount is set. The Chair of the Compensation Committee, in consultation with our Chairman, performs the individual goals evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goals evaluations of the remaining Executive Officers. In each case, the results are then presented to and discussed with the Compensation Committee and, in the case of the Chief Executive Officer, presented to and discussed with the Board of Directors.

If the AEBITDA target is not met at 100% of target, the participant’s incentive with respect to that target is prorated on a straight-line basis if the participant achieves a range of 80% to 100% of target, with no incentive paid at or less than 80% of target. If the Operating Working Capital target is not met at 100% of target, the participant’s incentive with respect to that target is prorated on a straight-line basis if the participant achieves a range of 30 bps to 0 bps above target, with no incentive paid at or more than 30 bps higher than target. In addition, each Executive Officer can receive an additional incentive above the target incentive amount if: (i) actual AEBITDA exceeds 100% of AEBITDA target (in an amount up to 100% of the AEBITDA portion of the target incentive if actual AEBITDA performance is 120% of the AEBITDA target); and/or (ii) actual Operating Working Capital exceeds 100% of Operating Working Capital target (in an amount up to 100% of the Operating Working Capital portion of the target incentive if actual Operating Working Capital performance is 50 bps below the Operating Working Capital target); and/or (iii) individual goals are exceeded (in an amount up to 20% of the individual goals portion of the target incentive if actual individual goals performance is 120% of target performance).